PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:         Owen J. Onsum                                                                                                                                                                                                                                        October 29, 2009
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
      Dixon, California
(707) 678-3041

First Northern Community Bancorp 3rd Quarter Earnings Report
Strong Year-to-Date Growth in Earnings, Assets and Deposits

First Northern Community Bancorp (FNRN), the single-bank holding company for First Northern Bank, today announced financial results through the third quarter of 2009.  The Company reported year-to-date net income as of September 30, 2009 of  $1.56 million, or $0.11 per diluted share, compared to $170 thousand, or $0.02 per diluted share for the same fiscal period last year.  Net income for the quarter ended September 30, 2009 was $530 thousand or $0.03 per diluted share, compared to $970 thousand, or $0.11 per diluted share for the same fiscal period last year.   (All 2008 per share earnings have been adjusted for a 4% stock dividend issued March 31, 2009.)

Total assets at September 30, 2009 were $730.0 million, an increase of $72.5 million, or 11.0% from prior-year third quarter levels.  Total deposits of $630.2 million increased $71.0 million or 12.7% compared to September 30, 2008 figures.  During that same period, total net loans (including loans held-for-sale) decreased $44.7 million, or 8.4%, to $485.6 million.

Owen J. Onsum, President & CEO stated, “This year has been highlighted by the Company’s strong deposit growth, strong liquidity position and maintaining a strong risk-based capital to risk-weighted assets ratio (as of September 30, 2009, First Northern Community Bancorp’s ratio was approximately 15.6%;  bank regulators consider anything above 10% to be ‘well capitalized’).  Asset quality improvement remains the Company’s number one priority.  Management continues to strengthen its balance sheet by reducing its problem assets with specific focus on commercial and industrial loans and commercial real estate loans within its loan portfolio.  Until the national economy is on solid footing, we are fully aware that much work is ahead to lead First Northern Community Bancorp through the end of this recession.  That being said, First Northern’s board of directors and management team remain confident that the Company will emerge from the recession strong and ready to take advantage of future opportunities.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and most recently Auburn.  First Northern also has an SBA Loan Office and full service Trust Department in Sacramento and offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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